Exhibit 99.2

ENGAGEMENT AND INDEMNIFICATION AGREEMENT

ENGAGEMENT AND INDEMNIFICATION AGREEMENT, dated as of ________________, 2024 (this “Agreement”), by and between Carronade Capital Master, LP (“Carronade Capital”) and ________ (“Nominee”).

WHEREAS, Carronade Capital has asked and Nominee has agreed to be (i) a nominee for election to the Board of Directors (the “Board”) of Cannae Holdings, Inc., a Nevada corporation (the “Company”), at the 2025 annual meeting of shareholders of the Company, including any adjournments or postponements thereof, at which directors will be elected to the Board (the “Annual Meeting”) and (ii) named as such in Carronade Capital’s proxy soliciting materials related to the Annual Meeting;

WHEREAS, Carronade Capital may propose (whether privately or publicly) to the Company that Nominee be appointed as a director of the Company by the Board or may solicit proxies from the shareholders of the Company in support of Nominee’s election as a director of the Company at the Annual Meeting (the “Solicitation”); and

WHEREAS, Nominee has agreed to serve as a director of the Company if so appointed or elected at the Annual Meeting.

NOW, THEREFORE, in consideration of the foregoing and with the understanding on the part of Carronade Capital that Nominee is relying on this Agreement in agreeing to be a nominee, and on the part of Nominee that Carronade Capital is relying on this Agreement in the selection of Nominee to serve on its slate of director nominees for election to the Board at the Annual Meeting, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.Certain Definitions. As used in this Agreement, the following terms shall have the meanings indicated below:

“Business Day” means a day other than a Saturday, Sunday or other day on which banks located in New York, New York are authorized or required by law to close.

“Claim” means any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative, formal or informal, investigative or other), whether instituted by Carronade Capital, the Company or any other party, or any inquiry or investigation that Nominee in good faith believes might lead to the institution of any such action, suit or proceeding.

“Expenses” means all reasonable and documented attorneys’ fees and all other reasonable and documented out-of-pocket fees, costs, expenses and obligations paid or incurred in connection with the Solicitation or related matters, as applicable, including without limitation, investigating, defending or participating (as a party, witness or otherwise) in (including on appeal), or preparing to defend or participate in, any Claim relating to any Indemnifiable Event, including the reasonable costs and expenses of Nominee seeking enforcement of this Agreement, in each case except to the extent arising out of or resulting from Nominee’s gross negligence, willful misconduct, violations of law, bad faith, material breach of this Agreement or a material misstatement or omission in the information provided by Nominee in connection with the Solicitation (whether to Carronade Capital, the Company or otherwise) and in each case to the extent not otherwise covered by indemnification from another source (including, without limitation, the Company). In the event Nominee is deposed or requested to serve as a witness in any matter arising in connection with the Solicitation or related matters, the definition of “Expenses” shall be expanded to include compensation for Nominee’s time in court or deposition at the rate of $2,000.00 per hour, provided that Nominee agrees to fully cooperate with Carronade Capital with respect to any such deposition or service as a witness.

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“Indemnifiable Event” means any event or occurrence relating to or directly or indirectly arising out of, or any action taken or omitted to be taken in connection with, the Solicitation or related matters (including in Nominee’s capacity as a nominee of Carronade Capital for election to the Board at the Annual Meeting), in each case except to the extent arising out of or resulting from Nominee’s gross negligence, willful misconduct, violations of law, bad faith, material breach of this Agreement or a material misstatement or omission in the information provided by Nominee in connection with the Solicitation (whether to Carronade Capital, the Company or otherwise) and, in each case, excluding any action or omission for which Nominee would be entitled to indemnification pursuant to the organizational documents of the Company (if such Nominee is appointed or elected to the Board) or pursuant to a written agreement between Nominee and the Company.

“Loss” or “Losses” means any and all damages, judgments, fines, penalties, amounts paid or payable in settlement, deficiencies, losses and Expenses (including all interest, assessments, and other charges paid or payable in connection with or in respect of such Losses), in each case except to the extent arising out of or resulting from Nominee’s gross negligence, willful misconduct, violations of law, bad faith, material breach of this Agreement or a material misstatement or omission in the information provided by Nominee in connection with the Solicitation (whether to Carronade Capital, the Company or otherwise) and in each case to the extent not otherwise covered by insurance or indemnification from another source (including, without limitation, the Company).

2.Consideration.

(a)In consideration of Nominee’s agreement to be proposed as a director and to be named as a nominee of Carronade Capital for election to the Board in proxy soliciting materials related to the Annual Meeting, Carronade Capital will pay Nominee a fee of up to $75,000 in the aggregate (the “Fee”) in cash, payable in two installments as follows: (i) $25,000 in cash upon Carronade Capital submitting a letter to the Company nominating Nominee for election as a director of the Company (with such payment to be made as soon as reasonably practicable after Nominee has been nominated) (the “First Installment”); and (ii) $50,000 in cash upon the filing by Carronade Capital of a definitive proxy statement with the U.S. Securities and Exchange Commission relating to a solicitation of proxies in favor of Nominee’s election as a director of the Company at the Annual Meeting. In addition, and in consideration of the Fee, Nominee will provide all information required by the Company for nominees for director, which Nominee shall provide by not later than one Business Day after the receipt of such information request; provided, however, that with respect to any information that is not within Nominee’s control (such as information that must be obtained and/or verified from a third party), Nominee shall use commercially reasonable efforts to promptly provide the requested information to Carronade Capital.

(b)Nominee agrees to use the after-tax proceeds from the First Installment, or an equivalent amount of other funds, to acquire securities of the Company (the “Nominee Shares”) at such time that Nominee shall determine, but in any event no later than fourteen (14) days after receipt of the First Installment; provided, however, in the event Nominee is unable to transact in the securities of the Company due to possession of material non-public information or any other limitation or restriction, Nominee shall have fourteen (14) days from the first date that Nominee can transact in the securities of the Company to acquire such securities; provided, further, that Carronade Capital shall have the right to waive the requirement to purchase Nominee Shares at any time by providing Nominee with prior notice of any such waiver.

(c)In consideration of the payments provided hereunder, Nominee hereby agrees not to (i) consent to being nominated to stand for election to the Board by the Company or any other stockholder of the Company (other than the undersigned) and (B) serve as a director of the Company in connection with any appointment by the Company, the Board, or any other stockholder of the Company (other than the undersigned), in each case without priors approval of the undersigned and other than as a result of Nominee’s initial election or appointment to the Board resulting from a nomination or appointment approved by Carronade Capital or a written agreement between Carronade Capital and the Company.

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3.Indemnification.

(a)In the event Nominee was, is or becomes a party to or other participant in, or is threatened to be made a party to or other participant in, a Claim by reason of (or arising or allegedly arising in any manner out of or relating to in whole or in part) an Indemnifiable Event, Carronade Capital, to the fullest extent permitted by applicable law, shall indemnify and hold harmless Nominee from and against any and all Losses suffered, incurred or sustained by Nominee or to which Nominee becomes subject, resulting from, arising out of or relating to such Claim (it being understood and agreed that except as provided in Section 3(c) with respect to Expenses, reimbursements of any such Losses payable hereunder shall be made as soon as practicable but in any event no later than 30 days after written request is made to Carronade Capital accompanied by supporting documentation). Nominee shall give Carronade Capital written notice of any Claim (accompanied by such reasonable supporting documentation as may be in Nominee’s possession) as soon as practicable after Nominee becomes aware thereof; provided, that the failure of Nominee to give such notice shall not relieve Carronade Capital of its indemnification obligations under this Agreement, except to the extent that such failure prejudices the rights of Carronade Capital.

(b)In the case of the commencement of any Claim against Nominee in respect of which Nominee may seek indemnification from Carronade Capital hereunder, Carronade Capital will be entitled to participate therein, including, without limitation, the negotiation and approval of any settlement of such action. To the extent that Carronade Capital may wish to assume the defense of any Claim against Nominee in respect of which Nominee may seek indemnification from Carronade Capital hereunder, Carronade Capital shall provide Nominee with written notice of Carronade Capital’s election to so assume the defense of such Claim. From and after such election by Carronade Capital to assume defense of a Claim, Carronade Capital will not be liable to Nominee under this Agreement for any Expenses subsequently incurred by Nominee in connection with the defense thereof other than reasonable out-of-pocket costs of investigation and preparation therefor (including, without limitation, appearing as a witness and reasonable fees). If in any action for which indemnity may be sought hereunder Carronade Capital shall not have timely assumed the defense thereof, or Nominee shall have been advised by Nominee’s counsel that it would constitute a material conflict of interest for the same counsel to represent both Nominee and Carronade Capital in such action, or if Nominee has been advised by counsel that Nominee has separate or additional defenses with regard to such action that are in conflict with those available to Carronade Capital, Nominee shall have the right to employ Nominee’s own counsel reasonably satisfactory to Carronade Capital in such action, in which event Carronade Capital shall pay directly or reimburse Nominee for all reasonable out-of-pocket legal fees and Expenses incurred by Nominee in connection with the defense thereof; provided, however, Carronade Capital will not be obligated to pay the fees and expenses of more than one counsel unless Nominee’s chosen counsel advises Nominee that the assistance of local counsel is necessary to properly represent Nominee in such action, in which case such local counsel must be reasonably satisfactory to Carronade Capital. Carronade Capital shall not in any event be liable for any settlement of any action effected without its prior written consent. Carronade Capital shall not settle any Claim in any manner that would impose any expense, penalty, obligation or limitation on Nominee, or would contain language (other than a recitation of any amounts to be paid in settlement) that could reasonably be viewed as an acknowledgment of wrongdoing on the part of Nominee or as materially detrimental to the reputation of Nominee, without Nominee’s prior written consent (which consent shall not be unreasonably withheld and shall be provided within no more than five Business Days).

(c)Nominee’s right to indemnification pursuant to this Section 3 shall include the right of Nominee to be advanced by Carronade Capital any Expenses incurred in connection with any Indemnifiable Event as such Expenses are incurred by Nominee; provided, that all amounts advanced in respect of such Expenses shall be repaid to Carronade Capital by Nominee to the extent it shall ultimately be determined in a final judgment that Nominee is not entitled to be indemnified for such Expenses.

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(d)Notwithstanding any other provision of this Agreement to the contrary, the indemnity and expense reimbursement obligations of Carronade Capital provided by this Agreement, including reimbursement for Nominee’s reasonable, documented out-of-pocket Expenses in accordance with Section 12, (i) will not apply to any event or occurrence (x) that takes place prior to the date hereof or (y) relating to or directly or indirectly arising out of Nominee’s service as a director of the Company, and (ii) will only take effect if Nominee is publicly named as a nominee for appointment or election to the Board by Carronade Capital or Nominee’s name is proposed to the Company or announced publicly by Carronade Capital as a possible nominee for appointment or election to the Board.

4.Confidentiality.

(a)Subject to the Permitted Exceptions (as defined below), Nominee shall not at any time use or disclose, directly or indirectly, any information related to, obtained from, or disclosed or otherwise provided by or on behalf of Carronade Capital related to the Company, the Solicitation or this Agreement (such information, “Confidential Information”), whether before, on or after the date hereof, in any form, whether written or oral (including via electronic medium), except (i) as may be required by law or legal process, (ii) to the extent that such information is or becomes generally available to the public other than as a result of a breach of this Agreement, (iii) information which was or is independently acquired by Nominee, on a non-confidential basis, from a third party source that, to Nominee’s knowledge, at such time was or is not bound by a confidentiality obligation with respect to such information and/or (iv) as may be expressly and specifically agreed to in writing by Carronade Capital. Without limiting the foregoing, Confidential Information includes, without limitation and in each case, whether obtained during discussions regarding the Nominee’s experience, Carronade Capital or the Company, or otherwise, information pertaining to (x) Carronade Capital’s investment plans, including any details relating to the existence, nature or size of its current or prospective trade positions and investments in respect of any securities of the Company, or any interests or rights in respect of any securities of the Company (including, without limitation, any derivative securities) and (y) any transaction being considered or proposed by Carronade Capital with respect to the Company.

(b)Notwithstanding the foregoing or anything else to the contrary herein, and in accordance with the Defend Trade Secrets Act, 18 U.S.C. § 1833(b), and other applicable law, nothing in this Agreement, any other agreement, or any policy shall prevent Nominee from, or expose Nominee to criminal or civil liability under federal or state trade secrets law, or otherwise expose Nominee to retaliation or any adverse consequences or other liability for, (i) directly or indirectly disclosing in confidence any trade secrets, other Confidential Information or any other information to an attorney or to any federal, state, or local government officials, law enforcement, government agencies or regulatory organizations of the United States (including, for the sake of clarity, the U.S. Securities and Exchange Commission, Commodity Futures Trading Commission and National Futures Association), for the purpose of investigating or reporting a suspected violation of law, whether in response to a subpoena or otherwise, without notice to Carronade Capital, (ii) disclosing trade secrets in a complaint or other document filed in a lawsuit or other proceeding, provided that the filing is made under seal, or (iii) disclosing any other information to the extent that such disclosure is protected under applicable law (collectively, clauses (i)-(iii), “Permitted Exceptions”).

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5.Transactions in Securities of the Company. Nominee represents that as of the date hereof, Nominee does not, directly or indirectly, beneficially own any securities of the Company, or any interests or rights in respect of any securities of the Company (including, without limitation, any derivative securities), except as set forth on Exhibit A hereto. Until the earlier to occur of (i) Nominee’s election or appointment to the Board as a director of the Company or (ii) the termination of this Agreement, Nominee (A) agrees that such Nominee is prohibited from, directly or indirectly, purchasing, selling or otherwise acquiring or disposing of any securities of the Company, or any interests or rights in respect of any securities of the Company (including, without limitation, any derivative securities), without the prior written consent of Carronade Capital, (B) acknowledges that Nominee is prohibited from engaging in such transactions while in possession of material non-public information with respect to the Company, (C) agrees to provide Carronade Capital with advance written notice prior to effecting any purchase, sale, acquisition or disposal of any securities of the Company which such Nominee has, or would have, direct or indirect beneficial ownership so that Carronade Capital has an opportunity to review the potential implications of any such transaction in the securities of the Company and pre-clear any such potential transaction in the securities of the Company by such Nominee, and (D) agrees to provide Carronade Capital within one Business Day following any purchase, sale, acquisition or disposal of any securities of the Company, certain information regarding the details of such transaction, including, without limitation, the date of such transaction and the number of Company securities transacted, so that Carronade Capital may comply with any applicable disclosure requirements or other obligations, including regulatory filings, which may result from such purchases, sales, acquisitions or dispositions. For the avoidance of doubt, this Section 5 does not prohibit Nominee from purchasing the Nominee Shares required under Section 2(b) of this Agreement, provided that Nominee complies with the requirements set forth in this Section 5.

6.Additional Agreements.

(a)Nominee acknowledges that Carronade Capital is in the business of investing and trading in securities. As a matter of policy, Carronade Capital does not wish to receive information that is confidential or non-public (“Sensitive Information”) that Nominee learns from any person other than Carronade Capital or its representatives. Accordingly, Nominee agrees that Nominee will not disclose any Sensitive Information to Carronade Capital or use such information in connection with the proposal of Nominee for appointment, or nomination of Nominee for election, to the Board.

(b)Nominee represents and agrees that any work product is proprietary to Carronade Capital, and Nominee shall not, at any time, (i) use the work product for any purpose other than for the benefit of Carronade Capital in connection with the Solicitation or (ii) disclose any of the work product to any other person, in each case without Carronade Capital’s prior written consent.

(c)Nominee shall not, during the term of this Agreement, provide any research work to, or otherwise provide services for, any other person relating to or involving the Company, including, without limitation, (i) providing advice regarding any type of transaction being considered or proposed by Carronade Capital with respect to the Company, or the appointment or election of any persons to the Board, or (ii) agreeing to serve as a director on, or nominee for election to, the Board.

(d)Nominee represents that Nominee is free to perform Nominee’s obligations under this Agreement, participate in the Solicitation and serve as a director on the Board, and that Nominee is not subject to any restriction or obligation, whether legal, contractual or otherwise, and whether owed to Nominee’s employer or any other person, that would conflict therewith.

7.No Agency. Each of Carronade Capital and Nominee acknowledges that Nominee is not acting as an agent of Carronade Capital or in a fiduciary capacity with respect to Carronade Capital and that Nominee is not assuming any duties or obligations to Carronade Capital other than those expressly set forth in this Agreement. Nothing contained herein shall be construed as creating, or be deemed to create, the relationship of employer and employee between the parties, nor any agency. Each of Carronade Capital and Nominee further acknowledges that, should Nominee be elected or appointed to the Board, all of Nominee’s activities and decisions as a director of the Company will be governed by applicable law and subject at all times to Nominee’s fiduciary duties. Nothing in this Agreement is intended to or shall govern or restrict Nominee’s decisions or conduct as a director of the Company, which such decisions and conduct shall be based on Nominee’s independent business judgment and honest belief as to the best interests of the Company and its stockholders.

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8.No Presumptions. For purposes of this Agreement, the termination of any Claim, by judgment, order, settlement (whether with or without court approval), or upon a plea of nolo contendere, or its equivalent, shall not create a presumption that Nominee did not meet any particular standard of conduct or have any particular belief or that a court has determined that indemnification is not permitted by applicable law.

9.Nonexclusivity. The rights of Nominee hereunder shall be in addition to any other rights, if any, Nominee may have under any by-law, insurance policy, applicable law, or otherwise.

10.Entire Agreement; Amendment; Waiver. This Agreement sets forth the entire agreement between the parties relating to the subject matter addressed herein and supersedes all prior negotiations, understandings and agreements on such matters. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by each of the parties hereto. No waiver of any provision of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

11.Subrogation. In the event of payment under this Agreement, Carronade Capital shall be subrogated to the extent of such payment to all of the rights of recovery of Nominee, and Nominee shall execute all papers required and shall do everything that may be necessary to secure such rights, including the execution of such documents necessary to enable Carronade Capital effectively to bring suit to enforce such rights.

12.Expense Reimbursement. Carronade Capital hereby agrees to reimburse Nominee for Nominee’s reasonable, documented out-of-pocket Expenses (other than Expenses relating to any Claim, which are addressed in Section 3) incurred during the term of this Agreement and at or prior to the Annual Meeting or Nominee’s earlier election or appointment to the Board, as a result of being a nominee of Carronade Capital for appointment or election to the Board, including, without limitation, reimbursement for reasonable out-of-pocket travel Expenses; provided, that Nominee hereby agrees that in the event Nominee reasonably determines that Nominee needs to retain legal counsel to represent Nominee in connection with being a nominee of Carronade Capital for appointment or election to the Board (other than in connection with a claim for indemnification, which is addressed in Section 3), Nominee will employ counsel selected by Carronade Capital and reasonably satisfactory to Nominee. Should Nominee be elected or appointed to the Board, other than as expressly set forth herein, Carronade Capital will not be liable for any Expenses or any other liabilities incurred by Nominee during the period following such election or appointment to the Board.

13.No Duplication of Payments. Carronade Capital shall not be liable under this Agreement to make any payment in connection with a Claim made against Nominee to the extent Nominee has otherwise actually received payment (under any insurance policy, by-law or otherwise) of the amounts otherwise indemnifiable hereunder; provided, that if Nominee for any reason is required to disgorge any payment actually received by Nominee, Carronade Capital shall, to the extent such Claim is subject to indemnification hereunder, be obligated to pay such amount to Nominee in accordance with the other terms of this Agreement (i.e., disregarding the terms of this Section 13).

14.Notices. All notices, requests and other communications to any party hereunder shall be in writing (including telecopy or similar writing) and shall be given to such party,

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if to Carronade Capital, to:

Carronade Capital Management, LP
17 Old Kings Highway South, Suite 140
Darien, Connecticut 06820

Attn:	_________
Email:	_________

with a copy to (which copy shall not constitute notice hereunder):

Olshan Frome Wolosky LLP
1325 Avenue of the Americas
New York, New York 10019

Attn:	_________
Email:	_________

if to Nominee, to:

__________
__________
__________
Email:	_________

or such other mailing address, telecopy number or email address as such party may hereafter specify for the purpose by notice to the other party hereby given in accordance with this Section 14. Each such notice, request or other communication shall be effective when delivered at the address specified in this Section 14, except if delivered by email, in which case such notice will be effective upon confirmation of receipt.

15.Termination. This Agreement shall automatically terminate on the earlier to occur of (a) the termination of the Solicitation (including, for the avoidance of doubt, the withdrawal of Nominee for election at the Annual Meeting) by Carronade Capital, (b) Nominee’s election or appointment to the Board in accordance with the terms of this Agreement, (c) the conclusion of the Annual Meeting, or (d) the date of any cooperation or similar agreement entered into between the Company and Carronade Capital relating to, among other things, the composition of the Board; provided, that Carronade Capital may terminate this Agreement at any time upon written notice to Nominee.

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16.Nominee Acknowledgements.

(a)Nominee acknowledges that Carronade Capital shall be under no obligation to propose Nominee for appointment or nominate Nominee for election, and that Carronade Capital may withdraw such nomination in its sole discretion. Nominee agrees to provide Carronade Capital with such true and correct information as Carronade Capital or its representatives or advisors may reasonably request in connection with the Solicitation which Nominee shall provide by not later than one Business Day after the receipt of such information request, provided, however, that with respect to any information that is not within Nominee’s control (such as information that must be obtained and/or verified from a third party), Nominee shall use commercially reasonable efforts to promptly provide the requested information to Carronade Capital. Nominee acknowledges that Carronade Capital will rely upon information provided by Nominee for purposes of preparing submissions to the Company, proxy solicitation materials and other public disclosures. In furtherance of the foregoing, Nominee hereby agrees that (i) Nominee will promptly complete, sign, and return (A) the form of director questionnaire requesting information relating to Nominee’s background and qualifications, a copy of which has been provided to Nominee concurrently herewith, (B) the letter informing the Company that Nominee consents to being nominated by Carronade Capital for election as a director to the Board, being named as a nominee of Carronade Capital in proxy materials and, if elected, consents to serving as a director of the Board, a copy of which has been provided to Nominee concurrently herewith, and (C) any other document or form that may be required to be completed and delivered to the Company in order to be eligible to be a nominee for election to the Board and to serve as a director if elected, pursuant to the Company’s governing documents or applicable law; and (ii) Nominee will promptly notify Carronade Capital of any changes or updates to any information provided by Nominee to Carronade Capital, including information relating to Nominee’s background check. Upon being notified that Carronade Capital has chosen to propose Nominee for appointment or nominate Nominee for election, these documents and any other information provided by Nominee to Carronade Capital or its representatives or advisors (or summaries thereof) may be forwarded to the Company.

(b)During the term of this Agreement, Nominee agrees (i) to promptly notify Carronade Capital of any inquiries made by the Company, the media and/or any third parties relating to the Solicitation and (ii) not to make any public disclosures regarding the Solicitation, Carronade Capital and/or the Company, including press releases, public or private announcements, communications and statements or disclosures to the Company, media or third parties, without the prior written consent of Carronade Capital.

(c)Nominee understands and acknowledges that Carronade Capital and its affiliates may be required to make various filings with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the Solicitation, and may also be required to respond to comment letters and other SEC correspondence relating thereto. Nominee understands and acknowledges that Nominee may be named as a participant in the Solicitation in any such filings with the SEC.

17.Cooperation. During the period in which Nominee serves as a nominee of Carronade Capital for appointment or election to the Board, Carronade Capital may ask for Nominee’s cooperation and assistance with certain matters in connection with the Solicitation. Examples of such matters would include, if requested, participating in meetings or conference calls with the Company, Institutional Shareholder Services or other proxy advisory firms, and/or other shareholders and, upon the request of Carronade Capital, updating any information previously provided by Nominee to Carronade Capital or its representatives or advisors. Nominee agrees to cooperate with Carronade Capital with respect to any such matters relating to the Solicitation and to devote the time and energy necessary to participate in the Solicitation as requested by Carronade Capital, subject to reasonable attempts to accommodate Nominee’s other professional responsibilities and avoid conflicts with Nominee’s pre-existing schedule.

18.Remedies. The parties acknowledge and agree that money damages would not be a sufficient remedy for any breach (or threatened breach) of this Agreement by a party hereto and that the other party shall be entitled to seek equitable relief, including injunction and specific performance, as a remedy for any such breach (or threatened breach), without proof of damages, and each party further agrees to waive any requirement for the securing or posting of any bond in connection with any such remedy. Such remedies shall not be the exclusive remedies for a breach of this Agreement, but will be in addition to all other remedies available at law or in equity.

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19.Governing Law; Consent to Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed by and construed in accordance with the laws of the State of New York. Each party to this Agreement hereby irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement or any agreements or transactions contemplated hereby shall be brought in the state courts of the State of New York located in New York County, or in the United States District Court for the Southern District of New York, and hereby expressly submits to the personal jurisdiction and venue of such courts for the purposes thereof and expressly waives any claim of improper venue and any claim that such courts are an inconvenient forum. Each party hereby irrevocably consents to the service of process of any of the aforementioned courts in any such suit, action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to the address set forth or referred to in Section 14, such service to become effective 10 days after such mailing. ADDITIONALLY, EACH PARTY TO THIS AGREEMENT HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY LAWSUIT, PROCEEDING OR ACTION TO ENFORCE OR DEFEND ANY RIGHT HEREUNDER AND AGREES THAT ANY LAWSUIT, PROCEEDING OR ACTION WILL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

20.Execution by Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. This Agreement may also be executed by facsimile or PDF.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

CARRONADE CAPITAL MASTER, LP

By:
Name:
Title:

Name:

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EXHIBIT A

Beneficial Ownership

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